Exhibit 99

First Tennessee Bank N.A. Sells Institutional Equity Research Business to Point Capital

MEMPHIS, Tenn., Sept. 30, 2009 – First Tennessee Bank N.A., principal subsidiary of First Horizon National Corp. (NYSE:FHN), announced today that it has entered into a definitive agreement to sell its institutional equity research business,  FTN Equity Capital Markets Corp., part of the FTN Financial Group, to Point Capital Partners LLC. Subject to regulatory approval and customary closing conditions, the sale should close by the end of the year.

“Over the past 18 months we have refocused on our highly successful FTN Financial and First Tennessee Bank businesses, and this sale further refines that focus,” said Bryan Jordan, First Horizon CEO.  “We appreciate the many contributions our institutional equity research employees have made to our organization and believe the business they have created will be a great addition to Point Capital.”

About First Horizon
The approximately 6,000 employees of First Horizon National Corp. (NYSE: FHN) provide financial services through about 180 bank locations in and around Tennessee and 21 FTN Financial Group offices in the U.S. and abroad. First Tennessee has the leading combined market deposit share in the 17 Tennessee counties where it does business and one of the highest customer retention rates of any bank in the country.  FTN Financial is an industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FHN has been recognized as one of the nation’s best employers by AARP and Working Mother magazines.  More information can be found at www.fhnc.com.

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Contact First Horizon:

Dave Miller, Investor Relations, (901) 523-4162
Aarti Bowman, Investor Relations, (901) 523-4017
Anthony Hicks, Media Relations, (901) 523-4726